Sensata Technologies Completes Acquisition of Xirgo Technologies

SWINDON, United Kingdom, April 1, 2021 – Sensata Technologies (NYSE: ST), a leading industrial technology company and provider of sensor-rich solutions that create insight for customers, today announced that it has completed the previously announced acquisition of leading telematics and data insight provider, Xirgo® Technologies Intermediate Holdings, LLC (“Xirgo”) for $400 million.

Sensata completed the acquisition of 100% of the shares from private equity firm HKW and other shareholders following receipt of regulatory approval from all authorities required by the agreement. The acquisition includes approximately 160 sales, engineering and manufacturing employees in the United States and Lithuania including more than 75 engineers.

“This acquisition meaningfully advances Sensata’s Smart & Connected megatrend-focused growth initiative for transportation and logistics end-markets. We are excited to welcome our new Xirgo colleagues to Team Sensata as we work together to deliver a broader value proposition to address fleet managers needs and create new growth opportunities for our employees and our shareholders,” said Jeff Cote, Sensata Technologies CEO and President.

To learn more about how the acquisition expands Sensata’s Smart & Connected growth vector and strengthens its position as a data insight provider across transportation and logistics end-markets, read the previous signing announcement.

About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 19,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.

About Xirgo® Technologies, LLC
Xirgo® Technologies, LLC is a leading provider of innovative, full-featured, application-specific wireless IoT communication devices. An expansive product line facilitates best-in-class solutions for numerous markets and verticals. With comprehensive in-house engineering capabilities in all key development disciplines, Xirgo consistently delivers compelling solutions to companies in search of ways to become more competitive, improve operational efficiencies, and unlock new revenue streams. In conjunction with our partners, Xirgo has provided world-class solutions in the realm of telematics, fleet management, heavy equipment, asset tracking, usage-based driving, high-risk vehicle finance, cold chain, and rental applications. For more information about Xirgo, visit the website: https://xirgo.com/

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Investor Contact: Jacob Sayer +1 (508) 236-1666 jsayer@sensata.com	Media Contact: Alexia Taxiarchos +1 (617) 259-8172 ataxiarchos@sensata.com